BNP PARIBAS

INVESTMENT PARTNERS

USA

CODE OF ETHICS

May 2013

Covering

BNP PARIBAS INVESTMENT PARTNERS USA HOLDINGS INC.

FISCHER FRANCIS TREES & WATTS, INC.

BNP PARIBAS ASSET MANAGEMENT, INC.

CONTENTS

A.	CODE OF ETHICS	3

I.	INTRODUCTION	3

II.	DEFINITIONS	4

III.	CONFLICTS OF INTEREST	6

IV.	CONFIDENTIALITY	7

V.	POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST	8

VI.	STANDARDS OF CONDUCT AND REQUIREMENTS RELATING TO PERSONAL ACCOUNT DEALING	11

VII.	RESPONSIBILITY FOR ADMINISTRATION OF THE CODE	16

VIII.	RECORDKEEPING REQUIREMENTS	16

IX.	FREQUENTLY ASKED QUESTIONS	17

X.	OVERVIEW OF PERSONAL TRADING REQUIREMENTS	20

B.	CONTINUING EDUCATION AND TRAINING	21

A. CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code”) sets forth the policies and procedures of BNP Paribas Investment Partners USA (“BNPP IP”), and BNPP IP’s affiliated companies in the US1 (each of BNPP IP and its affiliated companies, a “Firm” and collectively, the “Firms”) regarding business ethics, confidentiality and personal account dealing. The conduct of any Covered Person (as defined below) both inside and outside a Firm must recognize that the Firm’s clients always come first and that such individual must avoid any abuse of his or her position of trust and responsibility. Each Covered Person is expected to adhere to the highest standards of professional, legal and ethical conduct and must avoid any situation that may give rise to an actual or potential conflict of interest, or the appearance of a conflict, with a client’s interests. Each Covered Person is required to comply with all applicable laws of the jurisdiction to which the Covered Person is subject, including but not limited to the Federal Securities Laws.

BNPP IP’s reputation is one of its most important assets. Covered Persons must exercise reasonable care and professional judgment to avoid engaging in any actions that may put BNPP IP’s reputation and image at risk. Strict adherence to this Code and each Firm’s Advisers Act of 1940 Policies and Procedures is crucial to the continuing success and profitability of BNPP IP.2 Violations of this Code and of a Firm’s Advisers Act of 1940 Policies and Procedures may subject an employee to civil and criminal liabilities, penalties or fines, imprisonment, legal prohibition against further employment in the securities industry and internal disciplinary actions, including dismissal from employment for cause. In the event of dismissal for cause, an employee may lose certain benefits from BNPP IP, the relevant Firm(s) and/or under applicable unemployment insurance laws. The relevant Firm(s) will investigate any matter for which the facts suggest that the Code may have been violated.

This Code is adopted pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-1 under the Investment Company Act. Under this Code, each Covered Person is deemed an “access person” of each Firm.

Upon becoming a Covered Person, you are required to read and understand the policies and procedures contained in this Code of Ethics and physically or electronically sign the Initial Certificate of Compliance acknowledging that you have received, reviewed, understand and agree to be bound by the Code. Thereafter, on an annual basis all Covered Persons are required to certify their compliance with the provisions of the Code.

The 2013 Code of Ethics is issued in conjunction with Phase 2 of the automated Star Compliance (“Star”) implementation. Star provides Covered Persons the ability to submit on-line pre-approval forms which follow a workflow through programmed rule sets and, when applicable, appropriate supervisors and compliance personnel. These on-line forms have replaced the previous paper-intensive process. Compliance has built these rule sets within Star to administer the processes described in this Code. Star also allows Compliance Officers the ability to more efficiently monitor Covered Person’s trading and other activity through its automated surveillance function.Specific information relating to Star’s functionality may be found in the application’s Welcome Page under My Document Library.

1 United States affiliates of BNPP IP currently include BNP Paribas Investment Partners USA Holdings Inc., Fischer Francis Trees & Watts, Inc. (“FFTW”) and BNP Paribas Asset Management, Inc. (“BNP PAM”), (together, the “BNP Paribas Investment Partners Group USA”).

2 The requirements of this Code are in addition to those set out in each Firm’s other policies and procedures, including but not limited to each relevant Firm’s Advisers Act of 1940 Policies and Procedures, which Covered Persons are also required to read and comply with.

All questions concerning the interpretation or application of the policies and procedures set forth in this Code and Star should be addressed to the Chief Compliance Officer or her delegees. All Covered Persons are encouraged to seek advice with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. Upon commencement of employment, and on an annual basis thereafter, all employees are required to complete an on-line Initial and Annual Employee Disclosure Information Statement. At any point during employment, if an employee is or becomes the subject of an investigation, prosecution, or a conviction of any offense involving fraud or dishonesty, the employee must report this information immediately to a member of the Compliance Department.

II.	DEFINITIONS

1.         “Beneficial Ownership” is to be determined in the same manner as it is determined for purposes of Rule 16a1-(a)(2) under the 1934 Act (as defined below). This means that a person should generally consider himself or herself the beneficial owner of any securities, Derivatives or other financial instruments of which he or she shares in the profits, even if he or she has no influence on voting or disposition of the securities, Derivatives or other financial instruments.3

2.         “BNP Paribas Securities” include all securities, Derivatives or other financial instruments concerning directly or indirectly the capital of BNP Paribas (equities, bonds and in a general way any title or negotiable security including the financial derivative contracts or options whose underlying instrument is BNP Paribas) other than certificates of deposit.

3.         A “Conflict of Interest” or “Conflict” is a situation where, in the framework of the activities of BNPP IP, the Interest of BNPP IP and/or of their clients and/or of their Covered Persons is in competition, either directly or indirectly. An “Interest” is a benefit of any nature, material or immaterial, professional, commercial, financial or personal.

4.         “Covered Person” generally includes any director, officer, manager, employee or individual (including, without limitation, consultants, trainees, interns and temporary staff whose employment is expected to last for 6 months or more4) having a function or role at any Firm. Please note that temporary staff or personnel with access to client portfolio holdings may be deemed Covered Persons at the discretion of the Chief Compliance Officer, regardless of expected length of temporary employment.

The term also includes an appointed representative of any Firm or any employee of an appointed representative. The term does not include the directors of any Firm who are not involved in the day-to-day activities of any Firm and who (i) do not have access to non-public information regarding (A) client securities transactions or (B) portfolio information regarding portfolio holdings of any SEC-registered funds or (ii) are not involved in making securities recommendations to clients, or do not have access to such recommendations when they are non-public. Accordingly, these directors are not “access persons” under Rule 204A-1 of the Advisers Act or “advisory persons” under Rule 17j-1 of the Investment Company Act.

5.         “Derivative” a financial instrument, the value of which is derived from the value of an underlying asset. The underlying asset could be a physical commodity, an interest rate, a share of common stock, a stock index, a currency, or virtually any other tradable instrument upon which two parties can agree. All futures products are Derivatives for the purposes of this Code, even if they are also regulated as securities.

3            Unless the Covered Person does not have any direct or indirect influence or control over the account in question, generally a Covered Person will be regarded as having beneficial ownership of securities held in his or her name, or in the name of any of the following persons: (1) his or her non-separated spouse or minor child; (2) a relative sharing the same house; (3) anyone else, if the Covered Person: (a) obtains benefits substantially equivalent to ownership of the securities; or (b) can obtain ownership of the securities immediately or at some future time. If anyone has questions regarding this policy concerning relatives of a Covered Person, he or she should discuss the situation with a member of the Compliance Department.

4            The Compliance Department has discretion to determine, on a case by case basis, whether a particular person should or should not be subject to this Code.

6.        “Discretionary Account” is a Reportable Account where the Covered Person has transferred all investment discretion to a third party. The Covered Person has no investment discretion over such account. A management agreement must be forwarded to Compliance for record keeping purposes.

7.        “Entertainment” refers to reasonable and customary business entertainment, such as meals, drinks, parties and receptions, and sporting or cultural events (such as attendance at a game or performance, or a round of golf), where the actual or prospective client, counterparty or Supplier is present. Entertainment must not be so lavish or extraordinary as to call into question the motives of the donor and recipient or to cause embarrassment to BNPP IP if publicized. If the donor is not present at an event – for example, the donor gives a pair of tickets to a sporting event to a BNPP IP employee – then the tickets must be considered a Gift and not Entertainment.

8.        “Federal Securities Laws” includes without limitation the Securities Act of 1933, as amended (the “1933 Act”); the Securities Exchange Act of 1934, as amended (the “1934 Act”); the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended (the “Investment Company Act”); the Investment Advisers Act of 1940, as amended (the “Advisers Act”); Title IV of the Gramm-Leach Bliley Act, as amended; the Bank Secrecy Act as it applies to funds and investment advisers; and any rules adopted under any such act as well as any amendments thereto (collectively, “the Federal Securities Laws”).

9.        “Gift” must be understood in its broadest meaning to include benefits, raffle prizes, amenities, donations of all types, in each case whether material or immaterial, given or received directly or indirectly (e.g., objects, financial products and services of all types, including, e.g., being designated as the beneficiary of a life insurance contract or bequest and being given access to other benefits), regardless of the cause.

10.        “Initial Public Offering” or “IPO” means an offering of equity or debt securities registered under the 1933 Act, as amended, of an issuer not previously subject to reporting requirements.

11.        “Investment Personnel” or “Investment Person” means any Covered Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Firm, or whose functions relate to the making of any recommendations with respect to purchases or sales of securities for Managed Accounts, as defined below, including without limitation portfolio managers, portfolio analysts, traders, portfolio constructors and credit analysts.

12.        “Limited Offering/Private Placement” means an offering that is exempt from registration under the 1933 Act.

13.        “Managed Account” means any account for which a Firm acts as an investment adviser or sub-adviser.

14.        “Related Person” generally includes: (i) any family members who are financially dependent upon the Covered Person including, without limitation, non-separated spouse or partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; (ii) any family members residing in the same household as a Covered Person; and (iii) any individual over whose account a Covered Person has direct or indirect control.

15.        “Reportable Accounts” include, but are not limited to, the following securities, brokerage, derivatives or commodities accounts or accounts for which transactions in securities requiring pre-approval under this Code are eligible5: (i) any account in which the Covered Person has an interest or has the power, directly or indirectly, to make investment decisions; (ii) any account of the Covered Person’s non-separated spouse; (iii) any account of any child of the employee, or the spouse of any such child, if such child or spouse resides in the same household with or is financially dependent on the employee; (iv) any account of any other person related to the employee by blood or marriage over whose account the employee has control; and (v) any account of any other person to whose financial support the employee contributes materially or over whose account the employee has control.

5            Direct mutual fund accounts (those held with a mutual fund company and can only hold mutual funds), 401(k) Plans, Heath Savings Accounts (HSAs), and accounts for which the Covered Person is prohibited from executing transactions in securities which require pre-approval are not Reportable Accounts. However 401(k) Plans, HSAs, and other accounts that allow such securities among the eligible investments in the account are considered Reportable Accounts, regardless of whether the Covered Employee transacts in such securities.

16.        “Supplier” refers to any company or service provider associated with a process of selling goods or services to BNPP IP and, more generally, any counterparty of BNPP IP (other than a client). The term Supplier refers both to the legal entity and to any natural person representing, or tied to, the company or service provider.

17.        “Transactions” are personal investment transactions in securities, Derivatives or other financial instruments executed by a Covered Person, Related Person or third party in any account, including but not limited to Reportable Accounts, outside the context of such person’s professional function. Transactions also include any other acquisition or disposition of Beneficial Ownership in securities, Derivatives or other financial instruments (including, among other things, the writing of an option to purchase or sell a security or other financial instrument).

III.	CONFLICTS OF INTEREST

A.         Introduction. Managing Conflicts of Interest so as to avoid their existence or to prevent their abuse is essential for each Firm. Conflicts of Interest can be understood as the situation in which a Firm or Covered Person serving more than one interest can benefit by favoring one interest at the expense of others. There are essentially three types of Conflicts of Interest that a Firm may face:

—	Conflicts between BNPP IP and one or more clients;

—	Conflicts between two or more clients; and

—	Conflicts between a BNPP IP Covered Person and one or more clients.

Conflicts of Interest may arise in the normal course of business, and there is nothing inherently improper if they do exist. What is essential is that a Covered Person recognize when a Conflict exists and that such Conflicts not be abused. As a general matter, an abuse of a Conflict of Interest occurs when a Firm or its Covered Persons takes advantage of a Conflict situation in violation of customary market practices, fiduciary responsibilities, or applicable laws and regulations. BNPP IP and its Covered Persons must manage Conflicts of Interest, either actual or potential, so as to not abuse a Conflict of Interest situation and to avoid violating obligations to clients and applicable laws and regulations.

B.         Managing Potential Trading Conflicts.

No Favoritism.   No Managed Account shall be unfairly favored with respect to the selection of securities, foreign exchange contracts or Derivatives, sale of securities, foreign exchange contracts or Derivatives, or timing of purchase or sale of securities, foreign exchange contracts or Derivatives over any other Managed Account.

Transactions with Other Managed Accounts.   No securities, foreign exchange contracts or Derivatives shall be sold to or purchased from one Managed Account by another Managed Account, and no securities, foreign exchange contracts or Derivatives shall be sold to or purchased from any of the Firms by any Managed Account, unless approved by the Chief Compliance Officer or her delegee.

Selection of Dealers.   All securities, foreign exchange contracts or Derivatives purchased and sold for Managed Accounts shall be purchased from and sold to established securities dealers, which shall be selected in a manner consistent with seeking to obtain best execution of all securities, foreign exchange contracts or Derivatives transactions for each Managed Account. Covered Persons must comply with each Firm’s policies and procedures regarding soft dollar arrangements.

Block Purchases.   As an adviser and a fiduciary to its clients, each Firm places its clients’ interests first and foremost. Consistent with this fiduciary duty, each Firm’s trading procedures seek to insure that all clients are treated fairly and equitably and that no client account is advantaged or disadvantaged over another. In furtherance of this policy, each Firm has adopted policies and procedures regarding trade aggregation and allocation. For information regarding a particular Firm’s policies and procedures regarding allocation of block purchases, please see that Firm’s Advisers Act of 1940 Policies and Procedures.

IV.	CONFIDENTIALITY

Prohibition on Trading On the Basis of Confidential Information.   Confidential information is known by virtually every Covered Person. No confidential information should be used by any Covered Person6 for any direct or indirect personal benefit during the term of such person’s relationship with BNPP IP or a Firm or after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities, foreign exchange contracts or Derivatives on the basis of such confidential information or advising others to trade on such basis.

When is Information “Confidential”?   In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be assumed by such Covered Person to be non-public, confidential information. A Covered Person should not regard information as having been “publicly disseminated” unless he or she can point to some fact or event demonstrating that the information is generally available; for example, disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as prospectuses or annual reports. If a Covered Person is unclear whether information is confidential, he or she must consult the Chief Compliance Officer or delegee.

Confidential information may be related to BNPP IP, a Firm, its clients, its employees or other business or governmental entities. Examples of confidential information include, but are not limited to, information concerning the securities, foreign exchange contracts or Derivatives transactions of a client or of any Firm before they are executed, investment guidelines and policies of clients that are not publicly known, or the operations or condition of any client.

Procedures Regarding Confidential Information.   Confidential information must never be disclosed to any outsider (including any relative of a Covered Person). Caution is to be taken against making even casual remarks which might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts. Care should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where outsiders could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be securely maintained and should not be displayed in elevators or left in conference rooms, on desks, or in other locations where they may be seen by outsiders or by unauthorized personnel. Extra or unnecessary documents containing confidential information should be promptly destroyed.

Covered Persons are also subject to and must comply with applicable insider trading policies and procedures, which are included in the Advisers Act of 1940 Policies & Procedures and supplement this Code. Inside information is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits and civil and criminal fines. Insider trading could result in serious sanctions by the Firm, including dismissal from employment. Employees are prohibited from using any confidential information for any direct or indirect personal benefit during the term of employment and after such relationship has ended. This restriction applies regardless of the source of such information and includes trading securities on the basis of such confidential information or advising others to trade on such a basis.

6 These Confidentiality procedures apply equally to Covered Persons and their Related Persons as well as any other third party to which any confidential information has been disclosed.

Trade Secrets.   All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with BNPP IP or a Firm is the property of BNPP IP or the Firm and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property or confidential information during the course of any future employment. Upon termination of a Covered Person’s relationship with BNPP IP or a Firm, such Covered Person should return to BNPP IP and the Firm all confidential information and trade secrets he or she may have obtained as a result of the Covered Person’s relationship with BNPP IP or the Firm.

V.	POLICIES GOVERNING BUSINESS ETHICS AND POSSIBLE CONFLICTS OF INTEREST

The purpose of these policies is to ensure that the interest of each Firm’s clients, and those of each Firm and BNPP IP in general, come before what might, in any circumstances, be construed as a Covered Person’s own individual interest or benefit.7

Conflicts of Interest, the potential for Conflicts, or even the appearance of such Conflicts are to be avoided. A Covered Person’s decisions about the best interests of the clients should not be compromised or appear to be compromised by his or her investments or other economic or personal interests. Questions of proper business ethics and Conflicts of Interest are often difficult to discern and to resolve. If there is any question regarding what constitutes a Conflict of Interest, a Covered Person should consult a senior officer of the relevant Firm or the Compliance Department for an interpretation of a situation before he or she acts.

Outside Activity.   Covered Persons are encouraged to engage in worthy activities for their community or personal development. Such activities, however, should not be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors, advisors, employees or in other capacities of participation in other companies or organizations. Because such commitments can involve substantial responsibilities and potential Conflicts of Interest or the appearance of such Conflicts, Covered Persons should not accept such positions without the prior approval of the Compliance Department.

Covered Persons must seek pre-approval of such outside activities by submitting an Outside Activity declaration to the Compliance Department. Covered Persons must also amend their declaration upon any changes to or terminations of the Outside Activity. (Each newly employed Covered Person must seek pre-approval from Compliance upon commencement of his or her employment to continue such Outside Activity.)

Personal Finance.   In addition to the specific limitations regarding personal account dealing (see the following Article VI), unless otherwise approved in advance by the Chief Compliance Officer, or delegee, Covered Persons are prohibited (other than by ownership of publicly traded securities) from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of BNPP IP or any Firm’s activities with the entity. If there is any question, a Covered Person should consult a member of the Compliance Department for an interpretation of a situation before he or she acts.

Generally, Covered Persons are expected to conduct their personal finances and investments in a prudent manner. In the event that a Covered Person is subject to more stringent standards or rules by virtue of professional licenses or otherwise, they must comply with those more stringent requirements.

7             In certain circumstances it may be necessary to disclose the existence of the Conflict to the relevant client.

Gifts and Entertainment.

A.   Introduction.   Among BNPP IP’s objectives are to best protect its clients’ interests and to manage Conflicts of Interest effectively. Accordingly, it is the duty of all Covered Persons in contact with actual or prospective clients, counterparties or Suppliers to adhere at all times to BNPP IP’s rules in this area.

B.   Scope of Application.   This Gifts and Entertainment Policy deals only with commercial relationships between, on the one hand, BNPP IP and its Covered Persons, and, on the other hand, its actual or prospective clients, counterparties or Suppliers (“Covered Relationships”).

NOTE: In general, the rules and guidelines with regard to accepting Gifts and Entertainment from actual or prospective clients, counterparties and Suppliers also apply to providing Gifts and Entertainment to actual or prospective clients, counterparties and Suppliers.

C.   Policy.   As a matter of policy, BNPP IP and its Covered Persons should not give or accept Gifts or other inducements where doing so is likely to conflict in a material way with any duty which a Firm owes to its clients. In order to ensure that such conflicts do not arise, the following Policy must be complied with when accepting or giving Gifts in the course of conducting business on behalf of a Firm. Covered Persons must comply with this Policy in good faith and may not use another person or means to circumvent this Policy.

1.         Reasonable Gifts and Entertainment.   It is strictly forbidden for any Covered Person to give either directly or indirectly a Gift to, or receive either directly or indirectly a Gift from, or give or accept Entertainment to or from an actual or prospective client, counterparty or Supplier that exceeds a “reasonable value.” For these purposes, “reasonable value” is defined as a value unlikely to compromise the independence of its recipient or his/her judgment, and unlikely to cast doubts on his/her integrity or to seem disproportionate to the business relationship in question (“Reasonable Gift or Entertainment”). As a general matter, a Gift valued at $100 or less would be considered a Reasonable Gift and need not be reported or approved absent circumstances to the contrary. Entertainment valued at $250 per person or less would be considered Reasonable Entertainment and need not be reported or approved absent circumstances to the contrary.

In the interest of clarity, all Gifts and Entertainment given or received between a Covered Person and a particular individual or entity during a quarter which individually are less than $100 (in the case of Gifts) or $250 (in the case of Entertainment) shall be aggregated for Gift and Entertainment Approval and Reporting purposes in determining the $100 Gift or $250 Entertainment thresholds. Lavish Gifts or Entertainment are not acceptable under any circumstances. In addition, there are stricter restrictions for certain government, central bank and pension plan officials. See Section V.F. below.

2.         Gifts and Entertainment Approval and Reporting.   In accordance with BNPP IP policy, a Covered Person cannot give or receive Gifts with a value in excess of $100, or Entertainment with a value in excess of $250 per person, without documented approval from the Covered Person’s supervisor or line manager. In the event that such a Gift or Entertainment is received, it must be immediately reported to the Covered Person’s supervisor or line manager. If the Covered Person’s supervisor, or line manager, as the case may be, believes the receipt of such Gift or Entertainment creates the appearance of conflict, the Gift must be returned or the Entertainment must be declined. In the event such a Gift or Entertainment is to be offered by the Covered Person, prior documented approval of the Covered Person’s supervisor or line manager must be received.

Also, in accordance with BNPP IP policy, a Covered Person cannot give or receive Gifts with a value in excess of $200, or Entertainment with a value in excess of $500 per person, without documented approval from the Compliance Department and the Covered Person’s supervisor or line manager. In the event that such a Gift or Entertainment is received, it must be immediately reported to the Compliance Department and the Covered Person’s supervisor or line manager. If the Compliance Department or the Covered Person’s supervisor, or line manager, as the case may be, believes the receipt of such Gift or Entertainment creates the appearance of conflict, then the Gift must be returned or the Entertainment declined. In the event such a Gift or Entertainment are to be offered by the Covered Person, prior documented approval of the Compliance Department and the Covered Person’s supervisor or line manager must be received.

NOTE: In the event that a Covered Person is subject to more stringent standards or rules relating to Gifts and Entertainment by virtue of professional licenses or otherwise (e.g., Registered Representatives), they must comply with those more stringent requirements.

D.   Quarterly Reporting.   All Gifts valued over $100 and Entertainment valued over $250 must be reported to the Compliance Department on a quarterly basis by completing the Gift and Entertainment form. All Gifts and Entertainment given or received between a Covered Person and a particular individual or entity during a quarter which individually are less than $100 (in the case of Gifts) or $250 (in the case of Entertainment) shall be aggregated for Gift and Entertainment Approval and Reporting purposes in determining the $100 Gift or $250 Entertainment thresholds. The Compliance Department shall maintain a register of all Gifts and Entertainment exceeding $100 in value.

E.   Special Case: Events held by BNPP IP or the Business Line.   Events or seminars held by BNPP IP (such as training seminars, due diligence visits, study trips or trips that include Entertainment) to provide information and/or training to Clients, or to promote BNPP IP’s image or services, are not included in this Entertainment Policy, as long as the following conditions are met:

Events or seminars of this type of should include working sessions on subjects linked directly to asset management and account for at least 50% of the program’s duration. This program, the corresponding budget and the expected guest list must be documented and approved, and a copy of the file and approval shall be forwarded to the Chief Compliance Officer.

Items given during an event or seminar held by BNPP IP are subject to the Gift Policy. Compliance is to be consulted for Gifts which may be purchased for clients or prospects for BNPP IP sponsored events. Special circumstances may exist for certain client/prospect types which will need to be reviewed to ensure there is no regulatory impediment.

F.   Gifts and Entertainment of Government Officials and Pension Plan Officials.   Gifts to or from, or Entertainment of or by, government, central bank or pension plan officials (public and private plans) is not permitted without prior guidance from the Compliance Department. Compliance has the discretion to grant advanced permission to an employee who may entertain Central Bank employees as part of his or her regular job responsibilities. However such Entertainment must be reasonable (beverages, dinner, etc.) and the Entertainment monetary thresholds are to be followed.

The term “government official” is widely defined and includes, but is not limited to: politicians, government ministers, local authority officials, members of the tax authorities and the police or similar bodies. Particular care needs to be taken when abroad on business. Applicable legislation may prohibit making payments to foreign government and other officials. The prohibitions cover cash or cash equivalents and also cover direct and indirect payments, including making an offer and using agents or other third parties. Such payments are likely to be an offense both in the host country where the payment is made as well as the home country of the individual.

The term “pension plan official” also should be broadly interpreted and includes plan trustees, members of an employer’s investment committee, and other employees with any responsibility for the selection of investment managers or the investment of assets for the pension plan. If there is any doubt, contact the Compliance Department for guidance.

G.   Political Contributions to State and Local Government Officials and Candidates.   BNPP IP has adopted a policy governing political contributions for all employees (the “Political Contributions Policies and Procedures”).

Terms Defined. For purposes of the Political Contributions Policies and Procedures, the term “contribution” will generally include any gift, subscription, loan, advance, deposit of money, or anything of value contributed or paid to an elected official or candidate. A “governmental entity” includes all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds.

The Political Contributions Policies and Procedures covers contributions made by each employee and by the employee’s spouse, dependent children and dependent relatives, as well as any family member residing in the same household as such employee. Note that the Political Contributions Policies and Procedures also prohibit persons from doing indirectly what they are prohibited from doing directly.

Pre-Approval. Pursuant to the Political Contributions Policies and Procedures, all Covered Persons must obtain pre-approval by making an Outside Activity declaration to Compliance through Star before making any contribution or payment, directly or indirectly, to any state or local government official, candidate for state or local office, or any political party or political action committee, and before performing any politically motivated solicitation activities. This policy does not apply to contributions to officials or candidates for national office (the President, Vice-President, Senator, or Member of the House of Representatives), unless they also currently are a state or local government official or candidate. Further, Covered Persons are prohibited from making any contributions or other payments to any officials or candidates (local, state or national) on behalf of BNPP IP generally or any individual Firm.Volunteering time to a political candidate, party or action committee outside business hours is not considered a political contribution for purposes of these procedures.

Reporting. On a quarterly basis, all Covered Persons are required to affirmatively represent through Star that, except as approved in accordance with the previous paragraph, they have not made a political contribution, either on their own behalf or on behalf of BNPP IP or any individual Investment Partner, directly or indirectly, to any government official, candidate for state or local office, or any political party or political subdivision thereof, or to a political action committee in the prior quarter.

Foreign Nationals. The Federal Election Campaign Act (“FECA”) prohibits any foreign national from contributing, donating or spending funds in connection with any federal, state, or local election in the United States, either directly or indirectly. It is also unlawful to help foreign nationals violate that ban or to solicit, receive or accept contributions or donations from them. Persons who knowingly and willfully engage in these activities may be subject to fines and/or imprisonment.

VI.         STANDARDS OF CONDUCT AND REQUIREMENTS RELATING TO PERSONAL ACCOUNT DEALING

A.         Statement of Policy

BNP Paribas encourages its Covered Persons to develop personal investment programs that are not speculative in nature and are not aimed at deriving short-term trading profits. It is the policy of BNPP IP in the US that all Covered Persons manage their personal account dealing activities in a manner that does not breach any US laws or regulatory requirements, does not distract them from their employment duties and is free from unacceptable business, ethical and reputational Conflicts of Interest.

The general principles governing personal account dealing are:

(a)         Covered Person’s personal accounts and investment activities must conform with all applicable laws, regulations and sound business practices;

(b)         Consistent with BNPP IP’s fiduciary obligations to clients, the duty at all times to place the interests of clients first; and

(c)         The requirement that all Transactions be conducted in accordance with this policy and in such a manner so as to avoid any actual or potential Conflict of Interest or any abuse of a Covered Person’s position of trust and responsibility.

Each Firm will consider these principles when reviewing personal account dealing activities by Covered Persons and violations of these principles will be addressed in much the same manner as violations of the specific restrictions set forth in this Code.

B.         Scope.

1.         Persons.   This personal account dealing policy applies to all United States based Covered Persons of BNPP IP (including, without limitation, consultants, trainees, interns and other temporary staff whose employment is expected to last for 6 months or more) and their Related Persons.8 Please note that temporary staff or personnel with access to client portfolio holdings are deemed Covered Persons regardless of expected length of temporary employment.

Generally, all consultants, trainees, interns and other temporary staff whose employment is expected to last for less than 6 months, and who DO NOT have access to client portfolio holdings, may not enter into any Transactions for which pre-approval is required during the duration of their tenure with BNPP IP (such persons will, however, be reviewed by Compliance on a case by case basis to determine whether they should be subject to this personal account dealing policy). Expatriate staff must comply with the personal account dealing rules for all their Reportable Accounts regardless of whether those Reportable Accounts are located in the territory or outside. The responsibility for monitoring Transactions of expatriate staff is assigned to the Compliance team of the territory where the expatriate staff has been seconded.

2.         Reportable Accounts.   This personal account dealing policy applies to all “Reportable Accounts” in the United States and foreign held accounts. Discretionary Accounts must be disclosed to the Compliance Department along with a copy of the management agreement; however, they are not subject to the pre-approval or reporting requirements of this personal account dealing policy found in Section VI. C. and H.

C.         Pre-Approval.

1.         Transactions.   Covered Persons and Related Persons must obtain pre-approval through Star (or from the Compliance Department if Star is not available to you), pursuant to the procedures set forth below, before executing any Transactions, directly or indirectly, in any of the following types of securities, Derivatives or other financial instruments:

(i) Fixed income securities;

(ii) Shares in listed and unlisted companies and futures and options on the same;

(iii) Exchange-traded funds (ETFs) and closed-end funds;

(iv) Derivatives (including futures, index futures and index options);

(v) IPOs;

(vi) Limited Offerings/Private Placements (e.g., Private Equity, Venture Capital or Hedge Funds);

(vii) Funds managed by BNPP IP;

8 This Personal Account Dealing Policy applies equally to Covered Persons and their Related Persons. In certain instances, only Covered Persons will be referred to for the sake of simplicity.

(viii) Commodities futures contracts; and

(ix) Forward currency contracts (and options on the same)

There is no pre-approval or reporting (quarterly, annual or otherwise) required for participation (purchases) in BNP Paribas’ Discounted Share Purchase Plan (“DSPP”), but any sales are subject to pre-approval and reporting (quarterly, annual or otherwise). Any such sales should also be coordinated with Human Resources.

2.        Procedure for Pre-approval.   Each Transaction requiring pre-approval must be submitted to Star. Certain transactions for Investment Personnel are first routed to their manager for on-line approval. A proxy (e.g. your manager’s manager or a Compliance team member) may be used if your manager is unavailable to access Star due to business travel, personal time off, etc. E-mail approvals are accepted where a manager is unable to access Star. These approvals will be input into Star by a Compliance Officer.

Covered Persons and their Related Persons may not execute a proposed Transaction, directly or indirectly, in any account until the pre-approval is received through Star. Any Transactions (other than Exempt Transactions) executed without prior approval will be in violation of this policy.

Approvals remain in effect until the end of the first business day following the day on which the Covered Person’s approval was issued unless otherwise communicated by the Chief Compliance Officer or her delegee. The placement of a conditional order (e.g., sell stop order/GTC) is prohibited except for exempt transactions.

D.         Exempt Transactions.

1.         Defined.   “Exempt Transactions” means Transactions in securities, Derivatives or other financial instruments that are NOT subject to the pre-approval requirements in Section VI. C. of the Code and include:

(i) United States Government Treasury Securities, as well as any other Investment Grade Sovereign Debt;

(ii) bankers’ acceptances, bank certificates of deposit and time deposits, commercial paper and high quality short-term debt instruments (less than 270 days), including repurchase agreements;

(iii) Open-end mutual funds (unless a Firm acts as the investment adviser, sub-advisor or principal underwriter for such fund) and unit investment trusts if the unit investment trust is invested exclusively in mutual funds (unless a Firm acts as the investment adviser, sub-advisor or principal underwriter for the trust);

(iv) Transactions in Discretionary Accounts and contributions to the same;

(v) Involuntary Transactions that result from a corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.); and

(vi) Spot Currency Transactions.

2.         Reporting.   As set forth in Section VI. H. of the Code, Exempt Transactions in Reportable Accounts are subject to reporting requirements.

E.         The Account Approval Process.

Compliance maintains relationships with certain US broker-dealers who provide automated brokerage account transaction and account information to Compliance (“Approved Brokers”)9. Covered Persons’ brokerage accounts may be maintained only with Approved Brokers. To maintain an account with a firm other than an Approved Broker, specific approval must be obtained from Compliance which will only be granted on an exceptional basis. Such accounts are subject to additional reporting requirements including arranging for duplicate confirmations and statements to be provided to Compliance. All Covered Persons (and their Related Persons) are required to disclose to the Compliance Department any Reportable Accounts that they maintain whether within or outside of the United States.

1.         New Accounts.   All Covered Persons (on behalf of themselves and their Related Persons) are required to promptly input a new Reportable Account into Star prior to executing a trade in the account.

2.         Discretionary Accounts.   As explained above, Discretionary Accounts must be disclosed to the Compliance Department along with a copy of the management agreement.

F.         Restrictions.

1.         BNP Paribas Securities.   In addition to the general rules described above, Transactions in BNP Paribas Securities are limited to authorized periods of six (6) weeks beginning on the day of and just after the publication of the BNP Paribas Group’s quarterly financial results. These restrictions shall apply to Transactions in all BNP Paribas Securities including those acquired within the framework of a Company Savings Plan or, directly or indirectly, as part of any type of additional remuneration.

2.         Holding Period.   All personal dealing Transactions are subject to a 30 day holding period. Covered Persons and Related Persons may not therefore enter into any opening position which is not capable of being held for at least 30 days and may not close out of a position within 30 days, unless specifically approved, in writing, by the Compliance Department. This requirement is waived for all Exempt Transactions, as well as single security options, single security futures, index futures, index options and short positions. In special circumstances, the holding period may be waived by the Compliance Department. Individual requests for a waiver of the holding period must be submitted to the Compliance Department in writing and will be granted only in cases where good cause is shown. The holding period applies to transactions in the same brokerage account and the holding period is calculated based on the First In First Out (FIFO) method.

3.         Options and short selling.   The short sale of BNP Paribas Securities, the buying of puts, the selling of calls or the trading of warrants or any other derivatives that are referenced to BNP Paribas Securities is strictly prohibited.

4.         Confidential Information.   Covered Persons and Related Persons are prohibited from trading on Confidential Information (including, but not limited to, inside information and proprietary information). Covered Persons and Related Persons are also prohibited from procuring another person to enter into a Transaction or from providing relevant information to another person, if it is likely that they will carry out a Transaction on the basis of that information.

NOTE: Covered Persons and Related Persons should also note that they are prohibited from carrying out any Transaction indirectly, if the direct Transaction would be prohibited by these rules.

9 Approved Brokers may change from time to time. As of May 2013, the Approved Brokers are: Chase Investment Services, Citi/Pershing, E*Trade, Fidelity, Interactive Broker, Merrill Lynch, Morgan Stanley/Smith Barney, Schwab, Scottrade, TD Ameritrade, T Rowe Price, Vanguard (automation expected in 2013) and Wells Fargo.

G.         Violations of Personal Account Dealing Policy

All Covered Persons must follow the policies contained herein with respect to trading in any account. Failure to comply with these policies may result in:

¡	disciplinary action against the Covered Person including, without limitation, a warning, to suspension of trading privileges and/or termination of employment;

¡	Transactions being reversed or profits disgorged;

¡	disciplinary actions by a regulatory body including, without limitation, sanctions, suspensions, fines and/or prohibitions from working in the securities industry; and/or

¡	prosecution by securities regulators for Insider Trading and/or other Federal Securities Laws violations.

Transactions will be monitored by the Compliance Department to ensure compliance with the personal account dealing policy. Breaches of these rules and any disciplinary action taken by BNP Paribas against the Covered Person may be communicated to regulators, clients and others as applicable.

H.         Required Reports of Securities Transactions, Holdings and Accounts

1.   Initial reporting of Securities Holdings.   Each Covered Person on behalf of themselves and their Related Persons shall make an initial report no later than ten days after becoming a Covered Person. Please note that, Covered Persons on behalf of themselves and their Related Persons must submit their last monthly account statements for all Reportable Accounts.

2.   Quarterly Reporting of Transactions and New Accounts.   Each Covered Person on behalf of themselves and their Related Persons shall certify to their Transactions through Star no later than thirty days after the end of the calendar quarter. Covered Persons must provide Compliance with hardcopy account statements for non-Approved Brokers no later than thirty days after the end of the calendar quarter.

Covered Persons on behalf of themselves and their Related Persons must disclose any new Reportable Account established during each calendar quarter in Star. As explained above, any new Discretionary Accounts opened during any calendar quarter must be disclosed in Star along with providing a copy of the management agreement to Compliance.

3.   Annual reporting of Securities holdings.   Covered Persons on behalf of themselves and their Related Persons shall disclose and certify all holdings for all Reportable Accounts.

4. Exceptions from Reporting and Preapproval Requirements. Reporting (initial, annual and quarterly reports) and pre-approval is not required with respect to:

—	securities held and Transactions in Discretionary Accounts or any other account over which the Covered Person or Related Person has no direct or indirect influence or control,

—	automatic dividend reinvestment and stock purchase plans,

—	open-ended mutual fund only accounts held directly with a mutual fund company (for which you will not trade a sub-advised fund as referenced in D.1(iii) above)

—	529 Plans, or

—	401(k) plans that can only hold open-ended mutual funds.

Pre-approval is not required with respect to:

—

involuntary transactions that result from a corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.). However, if a Covered Person is asked to make an election in a corporate action, the transaction does require pre- approval.

Any Covered Person wishing to seek an exemption from the pre-approval requirement for a Transaction not covered by these exceptions that has similar characteristics should submit a request in writing to the Chief Compliance Officer or delegee.

VII.         RESPONSIBILITY FOR ADMINISTRATION OF THE CODE

The Chief Compliance Officer shall be responsible for the administration of this Code and shall take all steps necessary to implement the provisions of the Code, including, but not limited to, the following:

A. Review of Reports Filed. Reviewing all reports filed (manually or electronically) under the Code, determining whether all required reports have been filed and obtaining from Covered Persons copies of any overdue reports that have not yet been submitted.

B. Remedial Actions and Sanctions for Violations of the Code. Determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management of the relevant Firm as necessary, deciding on the appropriate action to be taken in response to any such violation.

C. Notification of Reporting Obligation. Identifying all Covered Persons and informing such Covered Persons of their reporting obligations pursuant to this Code.

All Covered Persons are required to report any suspected violations of the Code to the Chief Compliance Officer. The Compliance Department may waive any requirement of this Code in special circumstances, whether pursuant to a request or otherwise. All exceptions to or waivers of the policies in this Code will be documented and retained by the Compliance Department.

VIII.         RECORDKEEPING REQUIREMENTS

The Chief Compliance Officer or delegee shall preserve in an easily accessible place:

A.         A copy of this Code and any prior version that was in effect at any time within the past five years;

B.         A list of all persons, currently or within the past five years, who are or were required to make reports pursuant to this Code or who are or were responsible for reviewing these reports;

C.         A copy of each report made pursuant to this Code for at least five years after the end of the fiscal year in which the report was made;

D.         A record of any violation of this Code and any action taken thereon for five years after the end of the fiscal year in which the violation occurred;

E.         A record of any decision to approve Transactions by Covered Persons in securities, Derivatives, or foreign exchange contracts requiring approval in accordance with this Code for at least five years after the end of the fiscal year in which the approval decision was made; and

F.         A copy of each annual certification report made pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act for at least five years after the end of the fiscal year in which the report was made.

The Chief Compliance Officer or delegee is responsible for maintaining records in a manner to safeguard their confidentiality. Each Covered Person’s records will be accessible only to the Covered Person, the Chief Compliance Officer or her delegee and senior management of the relevant Firm.

IX.         FREQUENTLY ASKED QUESTIONS

Reportable Accounts:

1Q:	Must a Covered Person report the brokerage account of his or her spouse?

1A:	Yes, a brokerage account owned by the held by the non-separated spouse or any other Related Person of the Covered Person must reported by the Covered Person.

2Q:	Must a Covered Person report a 401(k) plan account that can hold only open-ended mutual funds?

2A:	No. A Covered Person need not report accounts or transactions in accounts in which open-ended mutual funds or other Exempt Securities are the only eligible investments.

3Q:	Must a Covered Person report accounts that can hold only Exempt Securities?

3A:	No. A Covered Person need not report accounts, such as mutual fund accounts held with a mutual fund company, which may only hold mutual funds. Such accounts are not Reportable Accounts.

4Q:	Must a Covered Person report 529 plan accounts?

4A:	No. A Covered Person need not report 529 accounts, nor Transactions made in 529 plan accounts. A 529 Plan account is not a Reportable Account.

5Q:	Must a Covered Person Report an UGMA/UTMA account held for the benefit of a minor?

5A:

Yes, if a Covered Person or a Covered Person’s Related Person is the Custodian or beneficiary (i.e. the minor) in an UGMA/UTMA account and such account is a brokerage account, then the account must be reported.

6Q:	Must a Covered Person Report a brokerage account if the only investments held in the account are mutual funds exempt from the Code’s pre-approval and reporting requirements?

6A:

Yes. A brokerage account is considered a Reportable Account regardless of whether the holdings in the account are reportable or subject to pre-approval requirements. If the brokerage account allows for the purchase of securities which require pre-approval under the code, the account is a Reportable Account.

7Q:	Must a Covered Person report an annuity account?

7A:	No. Annuity accounts (fixed or variable) and Transactions in annuity accounts are not reportable.

8Q:	Must Covered Persons report accounts held under the BNPP Discounted Share Purchase Plan (DSPP)?

8A:

No. The DSPP is not considered a Reportable Account and need not be reported to Compliance. Participants in the DSPP should visit the plan website or consult Human Resources for more information concerning plan guidelines and requirements.

Pre-Approval Requirements:

9Q:	Must a Covered Person report securities acquired through a gift or inheritance?

9A:

Yes. A Covered Person must report any Transaction (including a purchase or other acquisition) in a security in which the person had any direct or indirect Beneficial Ownership unless the Transaction is not subject to the reporting requirements.

10Q:	May a Covered Person invest in funds managed by BNPP IP?

10A:	Yes, subject to complying with the pre-approval requirement under Section VI. C. above, and the restriction on short-term trading under Section VI, paragraph F above.

11Q:	Pre-approval is required for funds managed or sub-advised by the Firms . Do funds managed by non-US affiliates require pre-approval?

11A:	Yes. Given that the Code exempts only US mutual funds, and not foreign funds, pre- approval would be required for such transactions in overseas funds managed by non- US affiliates.

12Q:	Do ETF Transactions require pre-approval?

12A:	Yes. Transactions in ETFs or ETNs require pre-approval. There are no exemptions, regardless of the legal structure of the ETF or ETN.

13Q:	Do Transactions in closed-end funds require pre-approval?

13A:	Yes, unlike mutual funds, Transactions in closed-end funds require pre-approval.

14Q:	Do Transactions in stocks of large cap companies (e.g. stocks of issuers with greater than $5 billion in market capitalization) require pre-approval?

14A:	Yes. Transactions in all stocks require pre-approval. There are no exemptions for large cap companies.

15Q:	Do Transactions in a small number of stock shares (e.g. less than 500 shares) require pre-approval?

15A:

Yes. Transactions in any amount of shares of stocks require pre-approval. There are no de minimis exemptions for small amounts of shares. However, should a Covered Person’s brokerage account automatically liquidate fractional stock shares from an account, the automatic liquidation of fractional shares does not require pre-approval.

16Q:	Do foreign exchange forwards require pre-approval?

16A:

Yes. Foreign exchange forwards (greater than 48 hours) require pre-approval. A specific on-line Form is available within Star for these pre-approval requests. Contact Compliance for further instructions.

17Q:	Do foreign exchange spot Transactions require pre-approval?

17A:	No.

18Q:	Do futures Transactions require pre-approval?

18A:	Yes. Futures Transactions require pre-approval. A specific on-line form is available within Star for these pre-approval requests. Contact Compliance for further instructions.

19Q:	Do Transactions made under the BNPP Discounted Share Purchase Plan require pre- approval?

19A:

No. Transactions made under the BNPP Discounted Share Purchase Plan do not require pre-approval from Compliance. However, plan participants should visit the plan website or consult Human Resources for additional information concerning transaction requirements under the plan.

Holding Period Requirements:

20Q:	Are Covered Persons subject to a holding period requirement?

20A:	Yes. Transactions which require pre-approval are subject to a 30 day holding period. Please see Section VI. F. and the table below for specific requirements.

21Q:	Are any securities Transactions exempt from the 30 day holding period requirement?

21A:

Yes. This requirement is waived for all Exempt Transactions, single security options, single security futures, index futures, index options and short positions. Please see Section VI. F. and the table below for specific requirements and exemptions.

X. Overview of Personal Trading Requirements

Security Type:	Holdings Reports Required (Initial and Annual)	Quarterly Reporting Required	Pre-Approval Required	Holdings Period Requirement
Equity Securities	Y	Y	Y	30 days
Fixed Income Securities (other than U.S. Treasury securities)	Y	Y	Y	30 days
US Treasury Securities	N	N	N	None
IPOs and Limited Offerings/Private Placements	Y	Y	Y	30 days
BNP Paribas DSPP Shares (purchases)	N	N	N	Subject to DSPP rules
Limited Offerings (e.g., Hedge Funds)	Y	Y	Y	30 days
Options and Futures on Single Equity Securities	Y	Y	Y	None
Index Futures and Index Options	Y	Y	Y	None
Spot Currency Transactions (less than 48 hrs)	N	N	N	None
Forward Currency Contracts	Y	Y	Y	30 days
Commodities Contracts	Y	Y	Y	30 days
Physical Commodities (e.g. precious metals in bullion or coin form)	N	N	N	None
Exchange-traded Funds	Y	Y	Y	30 days
Closed-end Funds	Y	Y	Y	30 days
Mutual Funds Advised or Sub-Advised by BNPP IP	Y	Y	Y	30 days
Mutual Funds Advised by Third Party Managers	N	N	N	None
Bank Certificates of Deposit, Commercial Paper and High Quality, Short-Term Debt Instruments, including Repurchase Agreements, Obligations of the US Government	N	N	N	None
Transactions in Discretionary Accounts	N	N	N	None
Corporate Action Transactions (involuntary)	N	N	N	None
Corporate Action Transactions (voluntary)	Y	Y	Y	None

B. CONTINUING EDUCATION AND TRAINING

Each Firm will provide opportunities for appropriate industry and professional continuing education and training for its employees. All employees are required to take the most current on-line annual training courses upon hire, and annually thereafter, which among other topics may address anti-money laundering, financial security and embargoes. Despite the fact that no Firm’s activities involve directly the “handling” of transactions that may involve money laundering, it is important for all employees of financial organizations which serve clients to be knowledgeable of the contents and vigilant in the implementation of sound anti-money laundering policies.

The Firms may engage external service providers to provide such continuing education and training and may also rely on internal resources and seminars. Employees are strongly encouraged to satisfy certain minimum annual continuing education and training requirements. The Chief Compliance Officer will on an annual basis circulate a Firm-wide memorandum encouraging employees to participate in continuing education and training opportunities. All employees are to target 15 hours of continuing education per annum. Continuing education can include, but is not limited to:

•	Internal product and/or compliance training sessions

•	On-line Training through Complinet or other BNP Paribas applications

•	Conferences and industry seminars/webinars

•	Regulatory meetings

•	CFA, CPA and other professional licensing classes

Employees may be required to complete a periodic certification within Star to document their continuing education attendance.